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                                                                      EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-3836, 33-81706, 33-62645, 333-69081, 333-69089, 333-35118 and 333-69690 of
REX Stores Corporation on Forms S-8 of our report dated April 8, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adjustment described in Note 1 that was applied to conform the consolidated financial statements for the year ended January 31, 2002 to the presentation required by SFAS 145), relating to the consolidated financial statements of REX Stores Corporation as of and for the years ended January 31, 2004 and 2003, appearing in this Annual Report on Form 10-K of REX Stores Corporation for the years ended January 31, 2004.

Cincinnati, Ohio
April 12, 2004